Exhibit 99.1

      DeVry University Issues Statement Regarding Student Lender Practices

     OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--April 19, 2007--DeVry University announced today that it was one of the more than 60 colleges and universities that in February received an inquiry from the New York Attorney General regarding its student lender practices, and that it has cooperated fully in the review.

     The New York Attorney General's Office has focused on relationships between higher education institutions and student loan providers designated as "preferred lenders" by these institutions for their students.

     As a result of an internal review, DeVry University has determined that no employee of DeVry received from any lender any form of consideration such as stock, payments for consulting work or honorium for sitting on any advisory board. In addition, during the 2004-2005 school year, it received $88,122 in fees associated with a single private loan program from one of its nine preferred lenders at the time, Citibank. The private loan program with Citibank was distinct from the university's need-based financial aid program. Citibank was on the list of preferred lenders prior to and during the one year the fees were paid, but has not been a preferred lender since that time. DeVry University also determined that it has not accepted any referral or marketing fees from any other lenders.

     DeVry University maintains a preferred lender list as a service to students, and selects the lenders through open and competitive requests for proposals. The preferred list helps students sort through an array of loan offers they may receive from scores of lenders. The university designates preferred lenders based on their ability to provide services including the following:

     -- Competitive rates and terms for students

     -- Access to and reliable delivery of both federal and private funds

     -- High-quality customer service to borrowers

     In the past, DeVry University's preferred lenders have hosted or sponsored business meetings and/or training seminars for the school's student finance staff - all of which were related to improving service to students. Several university employees have been appointed to sit on lender advisory boards. DeVry University will absorb any costs related to employees who sit on lender advisory boards, or attend any lender-sponsored training or services.

     In fiscal 2006, DeVry University disbursed more than $725 million in financial aid funds to its students, an increase of more than 10 percent over the prior year. DeVry University is dedicated to helping its students gain access to higher education by providing a number of options for students to finance their education.

     About DeVry University

     As one of the largest degree-granting higher education systems in North America, DeVry University and its Keller Graduate School of Management provide high-quality, career-oriented associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. More than 52,000 students are enrolled at its 84 locations in 24 states and Canada, as well as through DeVry University Online. DeVry University is accredited by The Higher Learning Commission and is a member of the North Central Association (NCA). DeVry University, a division of DeVry Inc. (NYSE:DV), is based in Oakbrook Terrace, Ill. For more information about DeVry University, visit http://www.devry.edu.


     CONTACT: Media Contact:
              Jasculca Terman & Associates
              Bill Strong
              bstrong@jtpr.com
              312-573-5474
              or
              Investor Contact:
              DeVry Inc.
              Joan Bates
              Director of Investor Relations
              jbates@devry.com
              630-574-1949